Exhibit 99.1

Asure Software Announces Outcome of Jenkens & Gilchrist Trial

AUSTIN, TX, Jul 28, 2009 (MARKETWIRE via COMTEX) — Asure Software, Inc. (NASDAQ: ASUR) announced today the results of the trial with its former counsel Jenkens and Gilchrist. Jenkens and Gilchrist previously represented Asure Software in licensing certain of its patents, and the trial related to a contracts dispute about the distribution of proceeds from a 2007 intellectual property license.

The jury awarded Jenkens and Gilchrist $3.14 million in damages, $1.15M in attorney’s fees and approximately $.3M in interest.

“Although we respect the jury’s verdict, we are very disappointed in the results of the trial and are currently looking at all of our available options, including an appeal,” said Nancy Harris, Chief Executive Office at Asure.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.